Exhibit 99.3

ON SEMICONDUCTOR CORPORATION

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On January 1, 2011, ON Semiconductor Corporation (“ON” or “the Company”) completed an acquisition of SANYO Semiconductor Co., Ltd. (“SANYO Semiconductor”), a subsidiary of SANYO Electric Co., Ltd. (“SANYO Electric”), and other assets related to SANYO Electric’s semiconductor business. The acquisition was pursuant to a purchase agreement (the “Original Agreement”) entered into as of July 15, 2010 by and among ON Semiconductor, Semiconductor Components Industries, LLC, a wholly owned subsidiary of ON Semiconductor (“SCI”) and SANYO Electric, as amended pursuant to Amendment No. 1 to Purchase Agreement entered into as of November 30, 2010 by and among the same parties (the “Amendment” and, together with the Original Agreement, the “Purchase Agreement”).

The purchase price, subject to allocation among the underlying assets and liabilities of SANYO Semiconductor, totaled $520.0 million. Approximately $142.5 million of the purchase was funded by a cash payment from the Company to SANYO Electric and the remaining $377.5 million was borrowed by the Company, through SCI, by the issuance of a note payable to SANYO Electric. The acquisition is accounted for using the purchase method of accounting whereby the total purchase price, is allocated to the assets acquired and liabilities assumed based on estimated fair values.

The purchase price has been initially allocated to the underlying assets, including the identifiable intangible assets, namely patents, based on the Company’s estimate of fair values and remaining economic lives. The excess of the purchase price over the net of the amounts assigned to tangible and identifiable intangible assets acquired and liabilities assumed is recognized as goodwill, and as a result will be subject to the annual impairment test.

SANYO Semiconductor designs, manufactures and sells discrete components, hybrid integrated circuits, radio frequency and power related products as well as custom integrated circuits. Many of these devices fall into the Company’s existing product categories, however, SANYO Semiconductor expands the Company’s capability in microcontrollers and extends our custom Application Specific Integrated Circuits (“ASICs”) to integrate power modules and motor devices for the consumer, automotive and industrial end-markets. SANYO Semiconductor also expands the Company’s presence in the Japan market.

The following unaudited pro forma combined condensed financial statements reflect the acquisition using the purchase method of accounting. The pro forma adjustments are based upon available information and assumptions that ON believes are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Final adjustments may differ from the pro forma adjustments presented herein. The unaudited pro forma combined condensed financial statements are based on historical results and do not include any adjustments to reflect expected future cost savings from manufacturing consolidation and efficiencies or the effects of any other cost reduction actions, nor do these statements include any pro forma adjustments relating to costs of integration that the combined company may incur, as such adjustments would be forward-looking.

The financial statements of Sanyo Semiconductor represents the combined subsidiaries and certain related assets of Sanyo Electric that comprised their semiconductor operations which were purchased by ON.

The unaudited pro forma condensed combined balance sheet presented illustrates the effect of the acquisition of SANYO Semiconductor and related assets, as if the acquisition had occurred as of October 1, 2010.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 illustrates the effect of the acquisition of SANYO Semiconductor and related assets as if it had occurred on January 1, 2009, and was derived from the historical audited statement of operations for SANYO Semiconductor for the year ended March 31, 2010, combined with ON’s historical audited statement of operations for the year ended December 31, 2009.

The unaudited pro forma condensed combined statement of operations for the nine months ended October 1, 2010 illustrates the effect of the acquisition of SANYO Semiconductor and related assets, as if it had occurred on January 1, 2009 and combines the historical unaudited statement of operations of ON for the nine months ended October 1, 2010 and the historical unaudited statement of operations of SANYO

ON SEMICONDUCTOR CORPORATION

UNAUDITDED PRO FORMA FINANCIAL INFORMATION - (Continued)

Semiconductor for the nine months ended September 30, 2010. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

Intercompany transactions between ON and SANYO Semiconductor have not been material; therefore, no amounts have been eliminated within the unaudited pro forma condensed combined balance sheets or within the condensed combined statements of operations. The assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined condensed financial statements.

The unaudited pro forma combined condensed financial statements should be read in conjunction with the historical audited financial statements and notes thereto of ON contained in its 2009 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 25, 2010, the historical unaudited financial statements and notes thereto of ON Semiconductor contained in its October 1, 2010 Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2010, the historical audited financial statements and notes thereto of SANYO Semiconductor which are included as Exhibit 99.1 to this Current Report on Form 8-K/A and the historical unaudited interim financial statements and notes thereto of SANYO Semiconductor which are included as Exhibit 99.2 to this Current Report on Form 8-K/A.

Pro forma adjustments for the acquisition are based upon preliminary estimates, available information and certain assumptions that management of the Company deem appropriate. Final adjustments may differ from the pro forma adjustments presented herein. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, and residual amounts will be allocated to goodwill.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if ON had operated Sanyo Semiconductor, or if the acquisition had occurred as of the date or during the period presented, nor is it necessarily indicative of future operating results or financial position.

All U.S. Dollars amounts disclosed in the unaudited pro forma condensed balance sheet are based on an exchange rate of 83.75 Japanese Yen for each U.S. Dollar, which is the period rate as of October 1, 2010, except for the cash consideration of $142.5 million which utilizes a rate of 81.4 Japanese Yen for each U.S. Dollar (consistent with the day of the acquisition) and for the amounts borrowed under the note payable described in the note below, which is based on an exchange rate of 83.99 Japanese Yen for each U.S. Dollar (as stipulated in the underlying loan agreement).

All U.S. Dollars amounts disclosed in the unaudited pro forma statement of operations for the year end December 31, 2009 and for the nine months ended October 1, 2010 are based on an exchange rate of 93.46 Japanese Yen for each U.S. Dollar and 90.09 Japanese Yen for each U.S. Dollar, which are the average rates for those periods, respectively.

Certain reclassifications have been made from the SANYO Semiconductor financial statements to conform with the presentation of ON’s financial statements.

ON SEMICONDUCTOR CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

As of October 1, 2010

	Historical ON	SANYO Semiconductor	Pro Forma Adjustments				Pro Forma Combined
				Notes		Notes
Assets
Cash and cash equivalents	$562.9	$80.5	$—		$(142.5)	(c)	$500.9
Short-term investments	—	4.6	—		—		4.6
Receivables, net	314.3	245.5	1.6	(a)	—		561.4
Inventories, net	350.8	402.9	—		—		753.7
Other current assets	52.9	54.4	(7.3)	(a)	—		100.0
Deferred income taxes	14.8	—	—		8.6	(j)	23.4

Total current assets	1,295.7	787.9	(5.7)		(133.9)		1,944.0
Property, plant and equipment, net	820.5	92.8	—		45.4	(d)	958.7
Goodwill	198.2	—	—		54.8	(e)	253.0
Intangible assets, net	318.6	—	—		30.0	(e)	348.6
Other assets	61.5	6.1	—		—		67.6

Total assets	$2,694.5	$886.8	$(5.7)		$(3.7)		$3,571.9

Accounts payable	$250.9	$202.0	$—		$—		$452.9
Accrued expenses	149.1	105.2	—		132.2	(k)	386.5
Income taxes payable	2.4	8.4	—		—		10.8
Accrued interest	4.5	—	—		—		4.5
Deferred income	134.5	—	—		—		134.5
Other current liabilities	—	9.8	—		10.5	(g)	20.3
Liabilities associated with assets held for sale	—	73.3	(73.3)	(a)	—		—
Current portion of long-term debt	135.8	760.4	(757.4)	(a)	—		138.8

Total current liabilities	677.2	1,159.1	(830.7)		142.7		1,148.3
Long-term debt	650.2	53.1	(53.1)	(a)	377.5	(c)	1,027.7
Other long-term liabilities	46.4	39.4			119.8	(h)	205.6
Deferred income taxes	18.1	1.8	—		—		19.9

Total liabilities	$1,391.9	$1,253.4	(883.8)		$640.0		$2,401.5

Commitments and contingencies
Stockholders’ equity:
Common stock	4.8	179.1	(179.1)	(b)	—		4.8
Additional paid-in capital	2,987.7	602.0	(602.0)	(a),(b)	—		2,987.7
Accumulated other comprehensive loss	(59.6)	(1,063.8)	1,063.8	(b)	—		(59.6)
Accumulated deficit	(1,274.9)	(83.9)	83.9	(b)	(132.2)	(k)	(1,407.1)
Less: treasury stock, at cost	(377.2)	—	—		—		(377.2)

Total stockholders’ equity (deficit)	1,280.8	(366.6)	366.6		(132.2)		1,148.6
Minority interests	21.8	—	—		—		21.8

Total equity (deficit)	1,302.6	(366.6)	366.6		(132.2)		1,170.4

Total liabilities and equity	$2,694.5	$886.8	$(517.2)		$507.8		$3,571.9

See accompanying notes to the unaudited pro forma financial information.

ON SEMICONDUCTOR CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2009

	Historical ON	Historical SANYO Semiconductor	Pro Forma Adjustments			Pro Forma Combined
Revenues	$1,768.9	$1,129.3	$—	$—		$2,898.2
Cost of revenues	1,148.2	991.4	9.0 (d)	(154.5	)(g)	1,994.1

Gross Profit	620.7	137.9	(9.0)	154.5		904.1

Operating Expenses:
Research and development	198.8	89.6	—	—		288.4
Selling, general and administrative	225.4	160.0	2.2 (d)	—		387.6
Amortization of acqusition-related intangible assets	29.0	—	3.5 (e)	—		32.5
Restructuring, asset impairments and other, net	24.9	7.2	—	—		32.1

Total operating expenses	478.1	256.8	5.7	—		740.6

Operating income (loss)	142.6	(118.9)	(14.7)	154.5		163.5

Operating income (expenses), net:
Interest expense	(64.6)	(8.4)	8.4 (i)	(8.5	)(i)	(73.1)
Interest income	0.8	0.8	—	—		1.6
Other	(4.7)	12.9	—	—		8.2
Loss on debt repurchase	(3.1)	—	—	—		(3.1)

Other income (expenses), net	(71.6)	5.3	8.4	(8.5)		(66.4)

Income (loss) before income taxes	71.0	(113.6)	(6.3)	146.0		97.1
Income tax provision	(7.7)	(4.2)	—	(9.4	)(f)	(21.3)

Net income (loss)	63.3	(117.8)	(6.3)	136.6		75.8
Net income attributable to minority interests	(2.3)	—	—	—		(2.3)

Net income (loss) attributable to ON Semiconductor Corporation	$61.0	$(117.8)	$(6.3)	$136.6		$73.5

Net income per common share:
Basic attributable to ON Semiconductor Corporation	$0.14					$0.18

Diluted attributable to ON Semiconductor Corporation	$0.14					$0.17

Weighted average common shares outstanding:
Basic	420.8					420.8

Diluted	432.1					432.1

See accompanying notes to the unaudited pro forma financial information.

ON SEMICONDUCTOR CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended October 1, 2010

	Historical ON	Historical SANYO Semiconductor	Pro Forma Adjustments			Pro Forma Combined
Revenues	$1,734.2	$908.1	$—	$—		$2,642.3
Cost of revenues	1,015.8	712.8	4.2 (d)	(115.6	)(g)	1,617.2

Gross Profit	718.4	195.3	(4.2)	115.6		1,025.1

Operating Expenses:
Research and development	188.6	71.4	—	—		260.0
Selling, general and administrative	205.6	126.9	1.0 (d)	—		333.5
Amortization of acqusition-related intangible assets	23.8	—	2.6 (e)	—		26.4
Restructuring, asset impairments and other, net	7.0	11.3	—	—		18.3

Total operating expenses	425.0	209.6	3.6	—		638.2

Operating income (loss)	293.4	(14.3)	(7.8)	115.6		386.9

Operating income (expenses), net:
Interest expense	(45.0)	(5.5)	5.5 (i)	(5.9	)(i)	(50.9)
Interest income	0.4	0.4	—	—		0.8
Other	(7.0)	16.9	—	—		9.9
Loss on debt repurchase	(0.7)	—	—	—		(0.7)

Other income (expenses), net	(52.3)	11.8	5.5	(5.9)		(40.9)

Income (loss) before income taxes	241.1	(2.5)	(2.3)	109.7		346.0
Income tax provision	(9.4)	(8.7)	—	(7.0	)(f)	(25.1)

Net income (loss)	231.7	(11.2)	(2.3)	102.7		320.9
Net income attributable to minority interests	(2.2)	—	—	—		(2.2)

Net income (loss) attributable to ON Semiconductor Corporation	$229.5	$(11.2)	$(2.3)	$102.7		$318.7

Net income per common share:
Basic attributable to ON Semiconductor Corporation	$0.53					$0.74

Diluted attributable to ON Semiconductor Corporation	$0.52					$0.72

Weighted average common shares outstanding:
Basic	430.0					430.0

Diluted	439.8					439.8

See accompanying notes to the unaudited pro forma financial information.

ON SEMICONDUCTOR CORPORATION

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of October 1, 2010 and the unaudited pro forma condensed combined statements of operations for the nine months ended October 1, 2010 and for the year ended December 31, 2009 are based on the historical financial statements of ON and SANYO Semiconductor, after giving effect to ON’s acquisition of SANYO Semiconductor on January 1, 2011, and after applying the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of ON included in its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the historical combined basis financial statements of SANYO Semiconductor, included herein.

The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of what the combined company’s results of operations or financial position that would have reported had the acquisition been completed as of the dates presented, and should not be taken as a representation of the combined company’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. As such, identifiable assets acquired and liabilities assumed are recognized at fair value as of the acquisition date. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net amounts of the identifiable assets acquired and the liabilities assumed.

The Company intends to engage in restructuring activities with respect to the acquired SANYO Semiconductor business which include consolidating SANYO Semiconductor’s Japanese manufacturing facilities from five sites down to two. Additionally, certain assembly and test activities currently performed in Japan will be transferred to existing SANYO Semiconductor or other Company owned facilities. The Company expects to cease the assembly and test activities currently performed at Sanyo Semiconductor’s Taiwan and Hong Kong manufacturing locations. The Company estimates the cost of these restructuring activities, which will be primarily comprised of severance costs for seconded workers and employees, to be approximately $132.2 million, which has been presented as a pro forma adjustment to the Unaudited Pro Forma Condensed Combined Balance Sheet as of October 1, 2010. The Unaudited Pro Forma Condensed Statements of Operations do not include any charges or adjustments relating to these severance costs as they are considered non-recurring in nature.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2009 and the nine months ended October 1, 2010 include adjustments to reflect operational support expected to be received from SANYO Electric during the two year period after the acquisition date . Such support is the subject of a Letter Agreement between ON and SANYO Electric dated January 1, 2011 and provides that during the two year Support Period following the date of acquisition, ON may apply a credit of up to $298.5 million against certain costs and expenses payable to SANYO Electric (including seconded worker labor charges, rents and certain other costs and expenses). The Company estimates that absent this operational support, the projected cost of the manufacturing output of certain Japanese manufacturing locations over the two year period following the acquisition date will exceed the fair value of such output by approximately $309 million. ON is planning to employ workers seconded by SANYO Electric and to operate the factories owned by SANYO Electric for a period of up to two years after the acquisition date, and thus the estimated costs over fair value has been presented as an unfavorable commitment on the acquisition date.

The unaudited pro forma condensed combined financial statements do not reflect any adjustments for expected operating efficiencies or cost savings that may be achieved with respect to the combined companies or the costs necessary to achieve these cost savings and operating synergies.

2. Preliminary Estimated Purchase Price Allocation

The following table represents the preliminary estimated purchase price allocation of $520.0 million to SANYO Semiconductor tangible and intangible assets and liabilities based on their preliminary estimated fair values as follows (in millions):

Cash, and cash equivalents	$80.5
Short-term investments	4.6
Receivables, net	247.1
Inventory	402.9
Other current assets	55.7
Property, plant and equipment, net	138.2
Goodwill	54.8
Intangible assets	30.0
Other non-current assets	6.1

Total assets acquired	1,019.9

Accounts payable	(202.0)
Accrued expenses	(105.2)
Other current liabilities	(28.7)
Current portion long-term debt	(3.0)
Other long-term liabilities	(161.0)

Total liabilities assumed	(499.9)

Net assets acquired	$520.0

The preliminary allocation is based on estimates, assumptions, valuations and other studies which have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the allocation will remain preliminary until the Company has all information to finalize the allocation of the purchase price.

3. Description of Pro Forma Adjustments

Updating Balance sheet:

a) Adjustments to reflect actions taken by the seller prior to the acquisition date as stipulated in the purchase agreement, including adjustments to working capital and debt levels, and the disposition of certain assets and liabilities not included in the acquisition.

Elimination of Sanyo Semiconductor EQUITY:

b) Adjustment to eliminate historical equity accounts of SANYO Semiconductor.

Purchase price adjustments:

c) Adjustment to reflect cash payment of $142.5 million to SANYO Electric and issuance of a note payable of $377.5 million to SANYO Electric for the acquisition of SANYO Semiconductor.

ON SEMICONDUCTOR CORPORATION

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION - (Continued)

d) Preliminary management estimates of SANYO Semiconductor fixed asset fair values are $45.4 million higher than the net book values as of January 1, 2011. As a result of the increase in fair value, an increase to depreciation is estimated as follows (in millions):

Fixed assets	Fair value	Weighted Average Remaining Useful Life (in Years)	Pro forma Annual	Pro forma Nine Months
			Depreciation Expense	Depreciation Expense
Land	$35.4	Indefinite	$—	$—
Buildings	34.9	20	1.8	1.3
Machinery & Equipment	67.9	5	13.6	10.2

	$138.2		$15.4	$11.5

Historical depreciation expense recorded by SANYO			(4.2)	(6.3)

Depreciation expense adjustment			11.2	5.2

			Year Ended December 31, 2009	Nine Months Ended October 1, 2010
Allocation of increased depreciation expense:
Cost of revenues			$9.0	$4.2
Selling, general and administrative			$2.2	$1.0

e) Adjustment to reflect preliminary goodwill created as a result of the acquisition, as well as to reflect the preliminary estimate of intangibles, which primarily consist of patents. For purposes of amortization it assumed the intangibles will have a remaining useful life of 8.5 years which would result in approximately $3.5 million of amortization for fiscal year 2009 and $2.6 million of amortization for the nine months ended October 1, 2010.

f) Adjustment to reflect the tax provision associated with pro forma adjustments and the consolidation of ON and SANYO Semiconductor results. The effective tax rate includes the impact of a valuation allowance against deferred tax assets resulting from proforma adjustments. The impact of the valuation allowance is the primary difference between the effective tax rate in these proforma statements and the Japanese statutory rate.

g) Adjustment to reflect a $309.0 million liability for the estimated fair value of unfavorable manufacturing commitments, net of the $298.5 million benefit related to an operational support credit to be provided by SANYO Electric to ON during the two year support period following the acquisition. ON is planning to continue to employ workers seconded by SANYO Electric and to operate certain factories owned by SANYO Electric for a period of up to two years after the acquisition date. The Company has estimated that absent this operational support, the cost of the manufacturing output derived from operating these factories would exceed its estimated fair value by approximately $309.0 million.

The unaudited pro forma condensed combined statements of operations include adjustments of $154.5 million for the year ended December 31, 2009 and $115.6 million for the nine months ended October 1, 2010 to reflect estimated subsequent reductions in the balance of the unfavorable manufacturing commitment expected during the two year period after the acquisition date.

For purposes of the unaudited pro forma condensed combined statement of operations, management has assumed that the reductions in the balance of the unfavorable manufacturing commitment would occur ratably during the two year period following the acquisition. The actual reductions in the balance of the unfavorable manufacturing commitment, and amounts recoverable pursuant to the operational support agreement with SANYO Electric, will be recognized as related manufacturing costs are incurred during the two year operational support period following the acquisition.

h) Adjustment to record the estimated withdrawal liability, measured as of the acquisition date, from the SANYO defined benefit pension plan. The withdrawal liability represents ON’s allocable portion of the estimated overall projected benefit obligation, less estimated plan assets, of the multi-employer defined benefit pension plans sponsored by SANYO Electric. ON intends to withdraw from the SANYO Electric multi-employer plan as soon as practicable and establish a new defined benefit plan offering benefits substantially identical to the SANYO Electric Plan.

i) Adjustment to eliminate the historical interest expense of SANYO Semiconductor and recognize the interest expense based on the issuance of the $377.5 million note which bears interest at 3-month LIBOR plus 1.75% per annum. Additionally to adjust interest expense related to the agreed debt levels as stipulated in the Purchase Agreement.

j) Adjustment to record the deferred tax assets and liabilities for the tax effects of differences between the assigned values for book and tax bases of the assets acquired and the liabilities assumed from the acquisition.

Restructuring Charge:

k) Adjustment to reflect the liability for restructuring charges related to the severance costs of personnel (which includes seconded workers and employees) expected to be terminated in connection with the consolidation of certain manufacturing facilities acquired by ON in the transaction. The estimated charge of $132.2 million will be recorded in the statement of operations in the period of acquisition.